Exhibit 4.10
NGTV
STOCK OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT (“Agreement”) is made and entered into as of the Date of Grant set forth below (the “Date of Grant”) by and between NGTV, a California corporation (the “Company”), and the Optionee named below (“Optionee”) pursuant to that certain Consulting and Licensing Agreement, dated as of February 12, 2004, by and between the Company and Optionee (the “Consulting Agreement”). Capitalized terms not defined herein shall have the meanings assigned to them in the Consulting Agreement.

OPTIONEE:	Gene Simmons
SOCIAL SECURITY NUMBER:

OPTIONEE’S ADDRESS:

TOTAL OPTION SHARES:	2,280,607
EXERCISE PRICE PER SHARE:	$0.001
DATE OF GRANT:	February 12, 2004
EXPIRATION DATE:	February 12, 2009

VESTING SCHEDULE:	570,157 Option Shares shall become exercisable 6 months after the Date of Grant and, thereafter, an additional 95,025 Option Shares shall become exercisable upon the expiration of each full calendar month for the next succeeding 18 months until fully exercisable.

TYPE OF STOCK OPTION :	NOT ISSUED PURSUANT TO COMPANY EQUITY INCENTIVE PLAN
     1. GRANT OF OPTION. The Company hereby grants to Optionee an option (“Option”) to purchase up to the total number of shares of Common Stock of the Company set forth above as Total Option Shares (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Consulting Agreement.
     2. VESTING; EXERCISE PERIOD.
          (a) Vesting of Shares. Subject to the terms and conditions of this Agreement and the Consulting Agreement, this Option shall become exercisable as provided in the Vesting Schedule above. This Option shall cease to vest upon termination of the Term as provided in the Consulting Agreement. Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the Total Option Shares (as adjusted pursuant to Section 9) as set forth above.
          (b) Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before Expiration Date.

     3. TERMINATION.
          (a) Termination for Cause or Without Good Reason. If pursuant to the Consulting Agreement, the Term is terminated by the Company for cause or by Optionee without Good Reason, any unvested Option Shares will expire on the Optionee’s Termination Date, and to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2(a) hereof on the Termination Date may be exercised by Optionee no later than the Expiration Date.
          (b) Termination Without Cause or For Good Reason. If pursuant to the Consulting Agreement, the Term is terminated by the Company without cause or by Optionee for Good Reason, then all of the Shares will immediately vest and may be exercised by Optionee no later than the Expiration Date.
          (c) No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue Optionee’s employment or other relationship with the Company, or limit in any way the right of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.
     4. MANNER OF EXERCISE.
          (a) Notice of Stock Option Exercise. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Notice of Exercise”), which shall set forth, among other things, Optionee’s election to exercise this Option and the number of shares being purchased. This Option may be exercised from time to time until all of the Shares are purchased in accordance with the terms herein. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.
          (b) Payment. The Notice of Exercise shall be accompanied by full payment of the Exercise Price for the Shares being purchased by wire transfer or cashier’s check, or, in the discretion of the Board and where permitted by law by cancellation of indebtedness of the Company to the Optionee, by waiver of compensation due or accrued to Optionee for services rendered, or by any combination of the foregoing.
          (c) Tax Withholding. Prior to and as a condition of the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable Federal or state withholding obligations of the Company with respect to such exercise. To the extent any withholding obligation remains unsatisfied, in whole or part, Optionee hereby authorize withholding from payroll and any other amounts payable to Optionee by the Company. In the sole discretion of the Board, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

     5. ISSUANCE OF SHARES.
          (a) Provided that the Notice of Exercise and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, or, if requested by Optionee, in the name of the Optionee and his or her spouse or Optionee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.
          (b) All certificates representing the shares issued upon exercise of Optionee’s Option shall, where applicable, have endorsed thereon any legends required by applicable law, including the following legends:
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND CONSTITUTE “RESTRICTED SECURITIES” WITHIN THE MEANING OF THAT ACT, HAVE BEEN TAKEN FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE WITHIN THE UNITED STATES (INCLUDING TRADES EFFECTED FROM OUTSIDE OF THE UNITED STATES ON UNITED STATES PUBLIC MARKETS) UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THESE SHARES, IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT IS THEN IN FACT APPLICABLE TO THE OFFER OR SALE AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT AND RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY THAT PLACE CERTAIN RESTRICTIONS ON THE RIGHTS OF HOLDERS OF THE SECURITIES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENTS. A COPY OF SUCH AGREEMENTS WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.
     6. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
     7. INVESTMENT REPRESENTATIONS. As a condition to exercise of the Options, Optionee shall make such representations, warranties or agreements regarding Optionee’s investment intent and access to information and other matters, if any, as may be required or requested by the Company to comply with applicable securities laws.
     8. RESERVATION OF SHARES. Company will, at all times prior to the Expiration Date, reserve and keep available such number of Shares sufficient to satisfy the exercise of the Options hereunder.
     9. ADJUSTMENT OF SHARES. In the event that the number of outstanding shares of the Company is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the number of Shares hereunder or the Exercise Price, or both, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.
     10. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.
     11. PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.
     12. ACCEPTANCE. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Consulting Agreement and this Agreement. Optionee acknowledges that there may be significant tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.
     13. MISCELLANEOUS.
          (a) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Board for review. The resolution of such a dispute by the Board shall be final and binding on the Company and Optionee.
          (b) Entire Agreement. The Consulting Agreement is incorporated herein by reference. This Agreement and the Consulting Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.
          (c) Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or (iii) one (1) business day after transmission by facsimile.
          (d) Successors and Assigns. The Company may assign any of its rights and obligations under this Agreement solely in connection with a merger, consolidation, reorganization, liquidation, dissolution or winding up of the Company or the sale of all or substantially all of the Company’s assets. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.
          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.
          (f) Enforcement of Rights. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

“Company” NGTV

	By:	/s/Janak Vibhakar
Name: Janak Vibhakar Title: President
AGREED AND ACCEPTED:

/s/ Gene Simmons
GENE SIMMONS

EXHIBIT A
NOTICE OF STOCK OPTION EXERCISE
     I hereby elect to purchase the number of shares of Common Stock of NGTV, a California corporation (the “Company”), pursuant to the Stock Option Agreement dated February 12, 2004 (the “Option Agreement”), as set forth below:

Optionee:	Gene Simmons

Address:

Number of Shares Purchased:

Purchase Price per Share:

Aggregate Purchase Price:

Type of Option:	Not issued pursuant to Company Plan

Exact Name of Title to Shares:

     1. DELIVERY OF PURCHASE PRICE AND OTHER DOCUMENTS. I enclose payment of the aggregate purchase price and other documents as follows (check as applicable and complete):

☐	in cash (by cashier’s check or wire transfer) in the amount of $ .

☐	by cancellation of indebtedness of the Company to me in the amount of $ .

☐	by the waiver hereby of compensation due or accrued to me for services rendered in the amount of $ (subject to Board approval).
     2. REPRESENTATIONS. I understand that there may be tax consequences as a result of the purchase or disposition of the Common Stock, and I have consulted with any tax consultants I wished to consult and I am not relying on the Company for any tax advice. I understand that my exercise is governed by the Option Agreement and agree to abide by and be bound by their terms and conditions. I represent that the Common Stock is being acquired solely for my own account and not as a nominee for any other party, or for investment, and that I will not offer, sell or otherwise dispose of any such Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

Date:

GENE SIMMONS